Exhibit 99.1
FOR IMMEDIATE RELEASE
For more information, contact:
Investor Relations
228-435-8208
investorrelations@thepeoples.com
PEOPLES FINANCIAL CORPORATION REPORTS
ADDITIONAL LOAN LOSS PROVISION FOR THIRD QUARTER
BILOXI, MS (October 24, 2008)—Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, has recorded an additional loan loss provision of $300,000, or $198,000 net of taxes, which reduces previously reported earnings for the quarter ended September 30, 2008, to a loss of $1,054,000, announced Chevis C. Swetman, chairman and chief executive officer of the holding company and the bank.
“We received additional information about this non-performing loan two days after we announced our third quarter results,” said Swetman. Because the condition of this participation loan existed during the quarter, our directors and senior management determined it prudent to restate our earnings accordingly,” he said.
Earnings for the nine months ended September 30, 2008, now total $3,214,000, down from $8,096,000 during the same period last year.
Earnings per share for the third quarter of 2008 were ($.20) per average weighted share, and $.60 per average weighted share for the nine month period in 2008, based on average weighted shares outstanding of 5,322,925 for the third quarter and 5,359,690 for the nine months ended September 30, 2008.
Founded in 1896, with $875 million in assets as of September 30, 2008, The Peoples Bank operates 16 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936. The bank also formed a mortgage loan department in July, 2007, to provide residential loans for primary, secondary and multi-family homes up to four units.
The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.
This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION
(Unaudited)
(In thousands, except per share figures)
EARNINGS SUMMARY

Three Months Ended September 30,	2008	2007

Net interest income	$7,217	$7,860
Provision for loan losses	2,001	(1,197)
Non-interest income	2,811	2,504
Non-interest expense	9,626	6,586
Income taxes	(545)	1,580
Net income	(1,054)	3,395
Earnings per share	(.20)	.62

Nine Months Ended September 30,	2008	2007

Net interest income	$21,502	$22,854
Provision for loan losses	2,095	(1,097)
Non-interest income	7,980	7,116
Non-interest expense	22,655	18,893
Income taxes	1,518	4,078
Net income	3,214	8,096
Earnings per share	.60	1.47
PERFORMANCE RATIOS (annualized)

September 30,	2008	2007

Return on average assets	0.47%	1.12%
Return on average equity	3.69%	10.73%
Net interest margin	3.59%	3.51%
Efficiency ratio	83%	61%
BALANCE SHEET SUMMARY

Balance at September 30,	2008	2007

Total assets	$874,700	$940,704
Loans	462,555	449,998
Securities	300,875	404,489
Total deposits	537,537	609,751
Total federal funds purchased	212,309	207,974
Shareholders’ equity	105,242	103,017
Book value per share	19.80	18.96
Weighted average shares	5,359,690	5,512,283
PERIOD END DATA

Allowance for loan losses as a percentage of loans	2.37%	2.10%
Loans past due 90 days and still accruing	1,256	272
Nonaccrual loans	15,659	136
Primary capital	12.76%	11.69%